Exhibit 99.3

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the incorporation by reference in the Registration Statement (Form S-11) and related prospectus, as amended and supplemented, of KBS Real Estate Investment Trust III, Inc. (the “Company”) of the following information included in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 12, 2019: (a) reference to our name and description of our role in the (i) valuation process of certain of the real estate properties (the “Appraised Properties”) of the Company, (ii) valuation process of the Company’s investment in units of Prime US REIT and (iii) valuation process of the Company; (b) that the total appraised value of the Appraised Properties of $3.3 billion represents the sum of the appraised values of each of the Appraised Properties contained in the individual property appraisal reports provided by us to the Company as of the date of each such report; and (c) that the estimated value of the Company’s investment in units of Prime US REIT as of December 3, 2019 of $257.8 million represents the estimated value of the Company’s investment in units of Prime US REIT provided by us to the Company as of that date. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

January 9, 2020	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC